Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-04712, 333-02903, 333-87124, 333-125291 and 333-134031 on Form S-8, of our report relating to the financial statements of West Marine, Inc. dated March 27, 2007, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a restatement and the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment), and our report on internal control over financial reporting dated March 27, 2007, both appearing in this Annual Report on Form 10-K of West Marine, Inc. for the year ended December 30, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California March 27, 2007